SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)

JUMEI INTERNATIONAL HOLDING LIMITED

(Name of Issuer)

CLASS A ORDINARY SHARES

(Title of Class of Securities)

48138L107*

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

* This CUSIP number applies to the Issuer’s American depositary shares, each representing one Class A Ordinary Share.

(Continued on following pages)

Page 1 of 12 Pages

CUSIP NO. 48138L107	Schedule 13G	Page 2 of 12

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA II, L.P. (“SCC II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,677,527
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,677,527
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,677,527
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.8%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 3 of 12

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PARTNERS FUND II, L.P. (“SCC PTRS II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 293,993
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 293,993
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 293,993
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 4 of 12

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PRINCIPALS FUND II, L.P. (“SCC PRIN II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,961,813
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,961,813
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,961,813
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 5 of 12

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA MANAGEMENT II, L.P. (“SCC MGMT II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,933,333 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II and 1,961,813 shares are directly held by SCC PRIN II. SCC MGMT II is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,933,333 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II and 1,961,813 shares are directly held by SCC PRIN II. SCC MGMT II is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,933,333
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 6 of 12

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,933,333 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II and 1,961,813 shares are directly held by SCC PRIN II. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,933,333 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II and 1,961,813 shares are directly held by SCC PRIN II. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,933,333
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.3%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 7 of 12

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,933,333 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II and 1,961,813 shares are directly held by SCC PRIN II. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,933,333 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II and 1,961,813 shares are directly held by SCC PRIN II. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,933,333
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.3%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 8 of 12

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA UR HOLDINGS LIMITED (“SCC UR”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 199,968
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 199,968
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 199,968
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 9 of 12

1	NAME OF REPORTING PERSON NAN PENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 961,158
6

SHARED VOTING POWER

14,133,301 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II, 1,961,813 shares are directly held by SCC PRIN II and 199,968 shares are directly held by SCC UR. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II. SCC HOLD and SCC UR are wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 961,158
8

SHARED DISPOSITIVE POWER

14,133,301 shares, of which 11,677,527 shares are directly held by SCC II, 293,993 shares are directly held by SCC PTRS II, 1,961,813 shares are directly held by SCC PRIN II and 199,968 shares are directly held by SCC UR. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of SCC MGMT II, which is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II. SCC HOLD and SCC UR are wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,094,459
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.6%[1]
12	TYPE OF REPORTING PERSON IN

[1]	Based on a total of 90,901,446 Class A ordinary shares outstanding as of December 31, 2016, as reported in the Issuer’s 20-F filed with the Securities and Exchange Commission on May 1, 2017.

CUSIP NO. 48138L107	Schedule 13G	Page 10 of 12

ITEM 1.

(a)	Name of Issuer:	Jumei International Holding Limited

(b)	Address of Issuer’s Principal Executive Offices:
20th Floor, Tower B, Zhonghui Plaza
11 Dongzhimen South Road, Dongcheng District
Beijing 100007
People’s Republic of China

ITEM 2.

(a)	Name of Persons Filing:
Sequoia Capital China II, L.P.
Sequoia Capital China Partners Fund II, L.P.
Sequoia Capital China Principals Fund II, L.P.
Sequoia Capital China Management II, L.P.
SC China Holding Limited
SNP China Enterprises Limited
Sequoia Capital China UR Holdings Limited
Nan Peng Shen

SCC MGMT II is the General Partner of each of SCC II, SCC PTRS II and SCC PRIN II. SCC HOLD is the General Partner of SCC MGMT II. SNP is the Director of, and wholly owns, SCC HOLD.

NS is the Director of, and wholly owns, each of SNP and SCC UR.

(b)	Address of Principal Business Office or, if none, Residence:
2800 Sand Hill Road, Suite 101
Menlo Park, CA 94025

(c)	Citizenship:
SCC MGMT II, SCC II, SCC PTRS II, SCC PRIN II, SCC HOLD, SCC UR: Cayman Islands
SNP: British Virgin Islands
NS: Hong Kong SAR

(d)	Title of Class of Securities:	Class A Ordinary Shares

(e)	CUSIP Number:	48138L107

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 48138L107	Schedule 13G	Page 11 of 12

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 48138L107	Schedule 13G	Page 12 of 12

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

Sequoia Capital China II, L.P.

Sequoia Capital China Partners Fund II, L.P.

Sequoia Capital China Principals Fund II, L.P.

By:	Sequoia Capital China Management II, L.P.
General Partner of each

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Management II, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Holding Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen

SNP China Enterprises Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

Sequoia Capital China UR Holdings Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen